Exhibit 4.3

SPANSION LLC,

as Issuer,

the Guarantors party hereto,

and

WELLS FARGO BANK, N.A., as Trustee

INDENTURE

Dated as of December 21, 2005

$175,000,000

12.75% Senior Subordinated Notes Due 2016

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(b)(i)	7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	12.03;10.03
(c)	12.03
313(a)	7.06
(b)	7.08
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06
(d)	7.06
314(a)	4.17
(b)	N.A.
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A.
(e)	N.A.
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01(a)
(d)	7.01(c)
(e)	6.12
316(a) (last sentence)	2.10
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.08
(c)	8.04(b)
317(a)(1)	6.09
(a)(2)	6.10
(b)	2.05; 7.12
318(a)	N.A.

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

i

EXHIBITS

v

INDENTURE, dated as of December 21, 2005, is among SPANSION LLC, a Delaware limited liability company, as issuer (the “Issuer”), SPANSION INC., a Delaware corporation, as guarantor (“Parent”), SPANSION TECHNOLOGY INC., a Delaware corporation, as guarantor (“Intermediate Holdco” and together with Parent and any other Person that Guarantees the Notes from time to time, the “Guarantors”), the other Guarantors party hereto from time to time and WELLS FARGO BANK, N.A., as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions. “Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Issuer or any Restricted Subsidiary and used in a Related Business;

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary from any Person other than the Issuer or an Affiliate of the Issuer; provided, however, that such Restricted Subsidiary is primarily engaged in a Related Business; or

(c) Capital Stock of a Permitted Joint Venture; provided however, that the acquisition of such Capital Stock is permitted by Section 4.10.

“Additional Notes” has the meaning set forth in Section 2.01.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b) any other Person who is a director or executive officer of:

(i) such specified Person;

(ii) any Subsidiary of such specified Person; or

(iii) any Person described in clause (a) above.

For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.15(a).

“Agent” means any Registrar, Paying Agent, or agent for service or notices and demands.

“Agent Member” means a member of, or a participant in, the Depository.

“Allocable Excess Proceeds” has the meaning set forth in Section 4.12(c).

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other Property of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(i) any disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary,

(ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.10,

(iii) any disposition effected in compliance with Section 5.01,

(iv) the sale or other disposition of cash or Cash Equivalents,

(v) the exchange of assets held by the Issuer or a Restricted Subsidiary of the Issuer for assets held by any Person (including Capital Stock of such Person), provided that (A) the assets received by the Issuer or such Restricted Subsidiary of the Issuer in any such exchange will immediately constitute, be part of or used in a Related Business, and (B) any such assets received are of a comparable Fair Market Value to the assets exchanged,

(vi) any disposition in a single transaction or series of related transactions of assets for aggregate consideration of less than $10.0 million, and

(vii) any disposition of surplus, discontinued, damaged or worn-out equipment or other immaterial assets no longer used in the ongoing business of the Issuer and its Restricted Subsidiaries.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and (b) in all other instances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law or law of any other jurisdiction relating to bankruptcy, insolvency, winding-up, liquidation, reorganization or relief of debtors.

“Blockage Notice” has the meaning set forth in Section 11.03.

“Board of Directors” means the board of directors or board of managers of the referent person. Unless the context otherwise requires, “Board of

Directors” shall refer to the managing member or Board of Directors, as applicable, of the Issuer.

“Board Resolution” means a copy of a resolution of the Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Issuer from the issuance or sale (other than to a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees) by the Issuer of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a) United States dollars, Japanese yen or euros;

(b) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(c) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank or any commercial bank in Japan or a member state of the European Union having capital and surplus in excess of $500.0 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper, having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(f) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

(g) in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

“Certificate of Beneficial Ownership” means a certificate substantially in the form of Exhibit H.

“Certificated Note” means a Note in registered individual form without interest coupons.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Parent; or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Parent and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary), shall have occurred or Parent merges or consolidates with or into any other Person or any other Person merges or consolidates with or into Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Parent is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(i) the outstanding Voting Stock of Parent is reclassified into or exchanged for other Voting Stock of Parent or for Voting Stock of the Surviving Person; and

(ii) the holders of the Voting Stock of Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Parent or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of Parent was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Parent then in office;

(d) Parent ceases to directly or indirectly own 100% of the Capital Stock of the Issuer or any successor-in-interest to the Issuer; or

(e) the stockholders of Parent or the Issuer shall have approved any plan of liquidation or dissolution of Parent or the Issuer, except, with respect to the Issuer, in connection with the merger of the Issuer with Intermediate Holdco.

“Change of Control Offer” has the meaning set forth in Section 4.08(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.08(b).

“Change of Control Purchase Price” has the meaning set forth in Section 4.08(a).

“Claim” has the meaning set forth in Section 7.07.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Cash Flow” means, for any period, an amount equal to, for the Issuer and its Consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(i) the provision for taxes based on income or profits or utilized in computing net loss;

(ii) Consolidated Fixed Charges;

(iii) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Issuer and its Consolidated Restricted Subsidiaries for such period; and

(iv) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period); minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Issuer and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Issuer and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b) all current maturities of long-term Debt.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of Consolidated Cash Flow for the most recent four consecutive fiscal quarters for which internal financial statements are available; to

(b) Consolidated Fixed Charges for such four fiscal quarters;

provided, however, that:

(i) if

(A) since the beginning of such period the Issuer or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Fixed Charges for such four-quarter period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such four-quarter period; provided that, in the event of any such Repayment of Debt, Consolidated Cash Flow for such period shall be calculated as if the Issuer or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt; and

(ii) if

(A) since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person, that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted

Subsidiary since the beginning of such period, shall have made such an Asset Sale, Investment or acquisition,

then Consolidated Cash Flow for such four-quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such four-quarter period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Issuer shall be deemed, for purposes of clause (i) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Fixed Charges” means, for any period, the total interest expense of the Issuer and its Consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuer or its Restricted Subsidiaries, without duplication,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance costs, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees) related to Interest Rate Agreements,

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations, and

(j) interest actually paid by the Issuer or any Restricted Subsidiary under any Guarantee of Debt of any other Person.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its Consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (c) below, equity of the Issuer and its Consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Issuer, except that, subject to the exclusion contained in clause (d) below, the equity of the Issuer and its Consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (i) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b));

(c) any gain or loss realized upon the sale or other disposition of any Property of the Issuer or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(d) any net after-tax extraordinary gain or loss;

(e) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss;

(f) the cumulative effect of a change in accounting principles;

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Issuer or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Issuer (other than Disqualified Stock);

(h) any cash or non-cash expenses attributable to the closing of manufacturing facilities or the lay-off of employees, in either case which are recorded as “restructuring and other special charges” in accordance with GAAP; and

(i) gains or losses due to fluctuations in currency values and the related tax effect.

Notwithstanding the foregoing, for purposes of Section 4.10 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clause (a)(iii)(D) thereof.

“Consolidated Net Tangible Assets” means Total Assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Issuer and its Restricted Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over Fair Market Value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Issuer immediately preceding the Issue Date as a result of a change in the method of evaluation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Issuer or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Restricted Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereinafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 707 Wilshire Blvd., 17th Floor, Los Angeles, CA 90017, Attention: Maddy Hall, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal Corporate Trust Office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Covenant Defeasance” has the meaning set forth in Section 9.01(b).

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case as any such facility may be revised, restructured or Refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under Section 4.09), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or Refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters or credit, together with related documents thereto (including, without limitation, any guaranty agreements and security documents). Notwithstanding the foregoing, Credit Facilities shall not include Debt of the

Issuer evidenced by the Notes (excluding any Additional Notes) issued on the date of the Indenture or the Senior Notes issued on the Issue Date.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(i) debt of such Person for borrowed money; and

(ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any

Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons, and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(i) zero if such Hedging Obligation has been Incurred pursuant to Section 4.09(b)(vi) or (vii); or

(ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means any Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of at least $5.0 million and is specifically designated as “Designated Senior Debt” in the instrument governing such Senior Debt and in an Officers’ Certificate received by the Trustee.

“Depository” or “DTC” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Issuer, which Person must be a clearing agency registered under the Exchange Act.

“Disqualified Stock” means any Capital Stock of the Issuer or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), 123 days following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Issuer held by Persons other than a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Issuer.

“DTC Legend” means the legend set forth in Exhibit D.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Proceeds” has the meaning set forth in Section 4.12(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Issuer, or

(b) if such Property has a Fair Market Value in excess of $25.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution dated within 30 days of the relevant transaction.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof.

“Foreign Tangible Assets” means the Total Assets of the Issuer’s Foreign Restricted Subsidiaries, calculated on a combined basis (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) and, to the extent otherwise included, less the amounts of (without duplication):

(a) the excess of cost over Fair Market Value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Issuer immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than any Foreign Restricted Subsidiary;

(e) treasury stock; and

(f) Investments in and assets of Unrestricted Subsidiaries.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Global Notes” means a Note in registered global form without interest coupons.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), provided, however, that the term “Guarantee” shall not include:

(i) endorsements for collection or deposit in the ordinary course of business; or

(ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment”.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) Parent, (ii) Intermediate Holdco and (iii) each other Person that Guarantees the Notes until such time as such Person is released from its Guarantee.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered in the Note register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

“Indenture” means this Indenture as amended, restated or supplemented from time to time.

“Independent Financial Advisor” means an investment banking firm of national standing or any third-party appraiser with national standing in the Untied States, provided that such firm or appraiser is not an Affiliate of the Issuer.

“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act and any Notes issued in replacement thereof.

“Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“Institutional Accredited Investor” or “IAI” shall have the meaning specified in Rule 501(a)(1), (2), (3) or (4) of Regulation D under the Securities Act.

“Institutional Accredited Investor Certificate” means a certificate substantially in the form of Exhibit G.

“Interest Payment Date” means April 15 and October 15 of each year.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Intermediate Holdco” means the party named as such in the first paragraph of the Indenture until a successor replaces such party pursuant to Article Five and thereafter means the successor.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 4.10 and 4.16 and the definition of “Restricted Payment,” the term “Investment” shall include (a) upon the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary, the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Issuer or such other Restricted Subsidiary, and (b) at the time that a Subsidiary of the Issuer is designated an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary; provided, however, that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation (proportionate to the Issuer’s equity interest in such Subsidiary).

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means December 21, 2005.

“Issuer” means the party named as such in the first paragraph of the Indenture until a successor replaces such party pursuant to Article Five and thereafter means the successor.

“Legal Defeasance” has the meaning set forth in Section 9.01(b).

“Legal Holiday” has the meaning set forth in Section 12.07.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Maturity Date” when used with respect to any Note, means the date on which the principal amount of such Note becomes due and payable as therein or herein provided.

“Moody’s” means Moody’s Investor Services, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations or liabilities relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Debt:

(a) as to which neither the Issuer nor any Restricted Subsidiary provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Issuer; and

(b) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of other Debt of the Issuer or any Restricted Subsidiary to declare a default under such other Debt or cause the payment therefor to be accelerated or payable prior to its stated maturity.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Notes” means the 12.75% Senior Subordinated Notes due 2016 issued by the Issuer, that are issued pursuant to the Indenture from time to time, all of which are treated as a single class of securities.

“Note Guaranty” means the guaranty of the Notes by a Guarantor pursuant to the Indenture.

“notice of acceleration” has the meaning set forth in Section 6.02.

“Notice of Default” has the meaning set forth in Section 6.01.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offer Amount” has the meaning set forth in Section 4.12(e).

“Offer Period” has the meaning set forth in Section 4.12(e).

“Offering Memorandum” means the offering memorandum dated December 16, 2005 relating to the sale of $250,000,000 aggregate principal amount of the Senior Notes.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers of the Issuer, at least one of whom shall be the principal executive officer or principal financial officer of the Issuer, and delivered to the Trustee.

“Offshore Global Note” means a Global Note representing Notes issued and sold pursuant to Regulation S.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent” means the party named as such in the first paragraph of the Indenture until a successor replaces such party pursuant to Article Five and thereafter means the successor.

“Paying Agent” has the meaning set forth in Section 2.04.

“Payment Blockage Period” has the meaning set forth in Section 11.03.

“Permanent Offshore Global Note” means an Offshore Global Note that does not bear the Temporary Offshore Global Note Legend.

“Permitted Debt” has the meaning set forth in Section 4.09(b).

“Permitted Holders” means Advanced Micro Devices, Inc. and its Affiliates and Fujitsu Limited and its Affiliates.

“Permitted Investment” means any Investment by the Issuer or a Restricted Subsidiary in existence on the Issue Date or in:

(a) the Issuer or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its Property to, the Issuer or a Restricted Subsidiary;

(d) Cash Equivalents;

(e) receivables owing to the Issuer or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Issuer or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or a Restricted Subsidiary or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.12;

(j) Investments in Permitted Joint Ventures that do not exceed 15% of Total Assets in the aggregate outstanding at any one time;

(k) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer;

(l) Investments represented by Hedging Obligations if such Hedging Obligation has been Incurred pursuant to Section 4.09(b)(vi) or (vii); and

(m) other Investments (other than Investments in Parent or Intermediate Holdco) made for Fair Market Value that do not exceed $100.0 million in the aggregate outstanding at any one time.

“Permitted Joint Venture” means any Person which is, directly or indirectly, engaged principally in a Related Business, and the Capital Stock, or securities convertible into Capital Stock, of which is owned by the Issuer and one or more Persons other than the Issuer or any of its Affiliates.

“Permitted Junior Securities” means, as to the Issuer or a Guarantor, as the case may be, any securities of the Issuer or such Guarantor, as the case may be, provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law relating to the Issuer or such Guarantor, as relevant, that constitute either (x) Capital Stock of the Issuer or the Guarantor, as the case may be, or (y) Debt of the Issuer or the Guarantor, as the case may be, subordinated in right of payment to all Senior Debt of the Issuer or Guarantor, as relevant, then outstanding to at least the same extent as the Notes are subordinated as provided in the Indenture.

“Permitted Liens” means:

(a) Liens securing the Notes;

(b) Liens to secure Debt permitted to be Incurred pursuant to Section 4.09(b)(ii);

(c) Liens to secure Debt permitted to be Incurred pursuant to Section 4.09(b)(iii); provided that any such Lien may not extend to any Property of the Issuer, other than the Property acquired, constructed or leased with the proceeds of any such Debt and any improvements or accessions to such Property;

(d) Liens for taxes, assessments or governmental charges or levies on the Property of the Issuer if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(e) Liens imposed by law, such as carriers’, landlords’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Issuer arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(f) Liens on the Property of the Issuer Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(g) Liens on Property at the time the Issuer acquired such Property, including any acquisition by means of a merger or consolidation with or into the Issuer; provided, however, that any such Lien may not extend to any other Property of the Issuer; provided, further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Issuer;

(h) pledges or deposits by the Issuer under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer is party, or deposits to secure public or statutory obligations of the Issuer, surety or appeal bonds, performance bonds or deposits for the payment of rent or margin deposits, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens securing Debt permitted to be Incurred with respect to Hedging Obligations pursuant to Section 4.09 or collateral for such Debt to which the Hedging Obligations relate;

(k) Liens on the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;

(l) Liens in favor of the Issuer;

(m) Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

(n) Liens on the Property of the Issuer to secure any Refinancing, in whole or in part, of any Debt secured by any Lien referred to in clause (c), (g) or (m) above; provided however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with any improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (c), (g) or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Issuer in connection with such Refinancing;

(o) other Liens to secure Debt, so long as the aggregate principal amount of Debt secured thereby at the time such Lien is created does not exceed 5% of the Consolidated Net Tangible Assets of the Issuer, shown on the Issuer’s consolidated balance sheet in accordance with GAAP on the last day of the most recent fiscal quarter ending at least 40 days prior to the date any such Lien shall be Incurred; and

(p) Liens securing any Senior Debt.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate accreted value) not in excess of the sum of:

(i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) debt of a Subsidiary that Refinances Debt of the Issuer; or

(y) Debt of the Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Prepayment Offer” has the meaning set forth in Section 4.12(c).

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Public Market Debt” means (a) Debt in the form of, or represented by, bonds or other similar instruments (including the Senior Notes); and (b) Debt that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A) and shall exclude any loans under a customary credit agreement.

“Purchase Date” has the meaning set forth in Section 4.12(d).

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by the Issuer or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Issuer or such Restricted Subsidiary.

“Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of Parent (the net proceeds of which are contributed to the Issuer as common equity) other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of Parent or any of its Subsidiaries.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A promulgated under the Securities Act.

“Redemption Date” when used with respect to any Note to be redeemed pursuant to paragraph 5 of the Notes means the date fixed for such redemption pursuant to the terms of the Notes.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning set forth in Section 2.16.

“Registrar” has the meaning set forth in Section 2.04.

“Regular Record Date” for the interest payable on any Interest Payment Date means the April 1 or October 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form of Exhibit E hereto.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the Issue Date and any reasonable extension thereof.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.12 and the definition of “Consolidated Fixed Charge Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee having direct responsibility for the administration of the Indenture or any other officer, to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Legend” means the legend set forth in Exhibit C.

“Restricted Note” has the same meaning as “Restricted Security” set forth in Rule 144(a)(iii) promulgated under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of the Capital Stock of the Issuer or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Issuer or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Issuer or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Issuer;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary and other than for Capital Stock of the Issuer that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); and

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Certificate” means (i) a certificate substantially in the form of Exhibit F hereto or (ii) a written certification addressed to the Issuer and the Trustee to the effect that the Person making such certification (x) is acquiring such Note (or beneficial interest) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a qualified institutional buyer within the meaning of Rule 144A, (y) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (z) acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information.

“S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such Property to another Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” of the Issuer or of a Guarantor, as the case may be, means all Obligations with respect to Debt of the Issuer or such Guarantor, as relevant, whether outstanding on the Issue Date or thereafter created, except for Debt which, in the instrument creating or evidencing the same, is expressly stated to be not senior in right of payment to the Notes or, in respect of such Guarantor, its Note Guaranty; provided that Senior Debt does not include (i) any obligation to the Issuer or any Restricted Subsidiary, (ii) trade payables or (iii) any Debt Incurred in violation of the Indenture.

“Senior Notes” means the Issuer’s 11.25% Senior Notes due 2016 issued on the Issue Date.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means with respect to any Debt or security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Surviving Person” means the surviving Person formed by merger or consolidation and for purposes of Article Five, a Person to whom all or substantially all of the property of the Issuer is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Temporary Offshore Global Note” mean an Offshore Global Note that bears the Temporary Offshore Global Note Legend.

“Temporary Offshore Global Note Legend” means the legend set forth in Exhibit I.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of the Indenture (except as provided in Section 8.03); provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Total Assets” means, with respect to any date of determination, the total consolidated assets of the referenced Person or Persons shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2011; provided, however, that if the period from the redemption date to April 15, 2011 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in the Indenture until a successor replaces it pursuant to the Indenture and thereafter means the successor.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer that is designated as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.16; and in any case so long as the respective Unrestricted Subsidiary is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant to Section 4.16; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Global Note” means a Global Note that bears the Restricted Legend representing Notes issued and sold pursuant to Rule 144A.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Issuer and its other Wholly Owned Restricted Subsidiaries.

Section 1.02. Incorporation by Reference of Trust Indenture Act. Whenever the Indenture refers to a provision of the TIA, the portion of such provision required to be incorporated herein in order for the Indenture to be qualified under the TIA is incorporated by reference in and made a part of the Indenture. The following TIA terms used in the Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture securityholder” means a Holder;

“indenture to be qualified” means the Indenture; and

“obligor on this indenture securities” means the Issuer, the Guarantors or any other obligor on the Notes.

All other terms used in the Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Commission rule have the meanings therein assigned to them.

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(b) “or” is not exclusive;

(c) words in the singular include the plural, and in the plural include the singular;

(d) words used herein implying any gender shall apply to both genders;

(e) “herein,” “hereof” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subsection;

(f) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(g) “$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other successor money to the United States dollar, “Japanese yen” refers to the Japanese yen or such other successor money to the Japanese yen, and “euro” refers to the European Union euro or such other successor money to the European Union euro, in each case that at the time of payment is legal tender for payment of public and private debts.

ARTICLE 2

THE SECURITIES

Section 2.01. Amount of Notes. The Trustee shall initially authenticate the Notes for original issue on the Issue Date in an aggregate principal amount of $175.0 million upon a written order of the Issuer in the form of an Officers’ Certificate of the Issuer. The Trustee shall authenticate additional Notes (“Additional Notes”) thereafter in unlimited aggregate principal amount (so long as permitted by the terms of the Indenture, including, without limitation, Section 4.09) for original issue upon a written order of the Issuer in the form of an Officers’ Certificate in aggregate principal amount as specified in such order (other than as provided in Section 2.08). Each such written order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated. Such Additional Notes shall have identical terms to the Initial Notes except for issuance dates and prices and with respect to interest accruing prior to their date of issuance, and will constitute the same series as the Initial Notes.

Section 2.02. Form, Dating and Denominations; Legends. (a) The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of the Indenture. The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Issuer is subject, or usage. Each Note will be dated the date of its authentication. The Notes will be issuable in denominations of $1,000 in principal amount and any multiple of $1,000 in excess thereof.

(b) (i) Except as otherwise provided in paragraph (c), Section 2.17(b)(iii), Section 2.17(b)(v) or Section 2.17(c) or Section 2.16(b)(iv), each Initial Note or Initial Additional Note (other than a Permanent Offshore Note) will bear the Restricted Legend.

(ii) Each Global Note, whether or not an Initial Note or Additional Note, will bear the DTC Legend.

(iii) Each Temporary Offshore Global Note will bear the Temporary Offshore Global Note Legend.

(iv) Initial Notes and Initial Additional Notes offered and sold in reliance on Regulation S will be issued as provided in Section 2.18(a).

(v) Initial Notes and Initial Additional Notes offered and sold in reliance on any exception under the Securities Act other than Regulation S and Rule 144A will be issued, and upon the request of the Issuer to the Trustee, Initial Notes offered and sold in reliance on Rule 144A may be issued, in the form of Certificated Notes.

(c) If the Issuer determines (upon the advice of counsel and such other certifications and evidence as the Issuer may reasonably require) that a Note is eligible for resale pursuant to Rule 144(k) under the Securities Act (or a successor provision) and that the Restricted Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Issuer may instruct the Trustee to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend, and the Trustee will comply with such instruction.

(d) By its acceptance of any Note bearing the Restricted Legend (or any beneficial interest in such a Note), each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Note (and any such beneficial interest) set forth in the Indenture and in the Restricted Legend and agrees that it will transfer such Note (and any such beneficial interest) only in accordance with the Indenture and such legend.

Section 2.03. Execution and Authentication. The Notes shall be executed on behalf of the Issuer by its Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President. The signature of any of these Officers on the Notes may be manual or facsimile.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

No Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Trustee for cancellation as provided in Section 2.12, for all purposes of the Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of the Indenture.

Section 2.04. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Issuer, if any, in respect of the Notes and the Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more additional Paying Agents. The term “Paying Agent” includes any additional Paying Agent.

The Issuer shall enter into an appropriate agency agreement, which shall incorporate the provisions of the TIA, with any Agent that is not a party to the Indenture. The agreement shall implement the provisions of the Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Issuer initially appoints the Trustee as Registrar, Paying Agent and Agent for service of notices and demands in connection with the Notes and the Indenture and the Issuer may change the Paying Agent without prior notice to the Holders. The Issuer may act as Paying Agent.

Section 2.05. Paying Agent to Hold Money in Trust. Each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder; provided that if the Issuer or an Affiliate thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.01(i) or (ii), upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment

Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, provided that, as long as the Trustee is the Registrar, no such list need be furnished.

Section 2.07. Transfer and Exchange. Subject to Sections 2.16 and 2.17, when Notes are presented to the Registrar with a request from the Holder of such Notes to register a transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer as requested. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorneys duly authorized in writing. To permit registrations of transfers and exchanges, the Issuer shall issue and execute and the Trustee shall authenticate new Notes evidencing such transfer or exchange at the Registrar’s request. No service charge shall be made to the Holder for any registration of transfer or exchange. The Issuer or the Trustee may require from the Holder payment of a sum sufficient to cover any transfer taxes or other governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to Section 2.11, 3.06, 4.08, 4.12 or 8.05 (in which events the Issuer shall be responsible for the payment of such taxes). The Registrar shall not be required to exchange or register a transfer of any Note for a period of 15 days immediately preceding the redemption of Notes, except the unredeemed portion of any Note being redeemed in part.

Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of the beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry.

Neither the Trustee nor the Registrar shall have any duty to monitor the Issuer’s compliance with or have any responsibility with respect to the Issuer’s compliance with any Federal or state securities laws.

Section 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or the Trustee, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Holder of such Note furnishes to the Issuer and the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note and if the requirements of Section 8-405 of the New York Uniform Commercial Code as in effect on the date of the Indenture are met. If required by the Trustee or the Issuer, an indemnity bond shall be posted, sufficient in the judgment of the Issuer, the Trustee or any Paying Agent to protect the Issuer, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Issuer may charge such Holder for the Issuer’s reasonable out-of-pocket expenses in replacing such Note, and the Trustee may charge the Issuer for the Trustee’s expenses (including, without limitation, attorneys’ fees and disbursements) in replacing such Note. Every replacement Note shall constitute a contractual obligation of the Issuer.

Section 2.09. Outstanding Notes. The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those canceled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Section 9.01 and 9.02, on or after the date on which the conditions set forth in Section 9.01 or 9.02 have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.09 as not outstanding. Subject to Section 2.10, a Note does not cease to be outstanding because the Issuer or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer.

If the Paying Agent holds, in its capacity as such, on any Maturity Date, money sufficient to pay all accrued and unpaid interest and principal with respect to the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of the Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or Notice of Default or direction, waiver or consent or any amendment, modification or other change to the Indenture, Notes owned by the Issuer or any other Affiliate of the Issuer shall be disregarded (unless at such time the Notes are solely owned by the Issuer or its Affiliates) as though they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to the Indenture, only Notes as to which a Responsible Officer of the Trustee has actually received an Officers’ Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee established to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer, any other obligor on the Notes or any of their respective Affiliates.

Section 2.11. Temporary Notes. Until definitive Notes are prepared and ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive

Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

Section 2.12. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall, upon the Issuer’s written request, deliver such canceled Notes to the Issuer. The Issuer may not reissue or resell, or issue new Notes to replace, Notes that the Issuer has redeemed or paid, or that have been delivered to the Trustee for cancellation.

Section 2.13. Defaulted Interest. If the Issuer defaults on a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent permitted by law) any interest payable on the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders on a subsequent special record date, which date shall be at least five Business Days prior to the payment date. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Trustee. At least 10 days before such special record date, the Issuer shall mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest, and interest payable on defaulted interest, if any, to be paid. The Issuer may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed and, upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this sentence, such manner of payment shall be deemed practicable by the Trustee.

Section 2.14. Cusip Number. The Issuer in issuing the Notes may use a “CUSIP” number, and if so, such CUSIP number shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any such CUSIP number used by the Issuer in connection with the issuance of the Notes and of any change in the CUSIP number.

Section 2.15. Deposit of Moneys. Prior to 10:00 a.m., New York City time, on each Interest Payment Date and Maturity Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or Maturity Date, as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders on such Interest Payment Date or Maturity Date, as the case may be. The principal and interest on Global Notes shall be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Notes represented thereby. The principal and interest on Certificated Notes shall be payable, either in person or by mail, at the office of the Paying Agent.

Section 2.16. Registration, Transfer and Exchange. (a) The Notes will be issued in registered form only, without coupons, and the Issuer shall cause the Trustee to maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.

(b) (i) Each Global Note will be registered in the name of the Depository or its nominee and, so long as DTC is serving as the Depository thereof, will bear the DTC Legend.

(ii) Each Global Note will be delivered to the Trustee as custodian for the Depository. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depository, its successors or their respective nominees, except (1) as set forth in Section 2.16(b)(iv) and (2) transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depository in accordance with customary procedures of the Depository and in compliance with this Section 2.16 and Section 2.17.

(iii) Agent Members will have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depository or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(iv) If (x) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for a Global Note and a successor depository is not appointed by the Issuer within 90 days of the notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depository, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depository, and thereupon the Global Note will be deemed canceled. If such Note does not bear the Restricted Legend, then the Certificated Notes issued in exchange therefor will not bear the Restricted Legend. If such Note bears the Restricted Legend, then the Certificated Notes issued in exchange therefor will bear the Restricted Legend, provided that any Holder of any such Certificated Note issued in exchange for a beneficial interest in a Temporary Offshore Global Note will have the right upon presentation to the Trustee of a duly completed Certificate of Beneficial Ownership after the Restricted Period to exchange such Certificated Note for a Certificated Note of like tenor and amount that does not bear the Restricted Legend, registered in the name of such Holder.

(c) Each Certificated Note will be registered in the name of the holder thereof or its nominee.

(d) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 2.17. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that

(x) no transfer or exchange will be effective until it is registered in such register and

(y) the Trustee will not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to a Change of Control Offer or Prepayment Offer, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to a Change of Control Offer or Prepayment Offer is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase.

Prior to the registration of any transfer, the Issuer, the Trustee and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.

From time to time the Issuer will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section 2.16.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(iv)).

(e) (i) Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii) Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(iii) Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new

Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(iv) Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

Section 2.17. Restrictions on Transfer and Exchange. (a) The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.17 and Section 2.16 and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depository. The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

(b) Subject to paragraph (c), the transfer or exchange of any Note (or a beneficial interest therein) of the type set forth in column A below for a Note (or a beneficial interest therein) of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the clause of this paragraph set forth opposite in column C below.

A	B	C

U.S. Global Note	U.S. Global Note	(i)

U.S. Global Note	Offshore Global Note	(ii)

U.S. Global Note	Certificated Note	(iii)

Offshore Global Note	U.S. Global Note	(iv)

Offshore Global Note	Offshore Global Note	(i)

Offshore Global Note	Certificated Note	(v)

Certificated Note	U.S. Global Note	(iv)

Certificated Note	Offshore Global Note	(ii)

Certificated Note	Certificated Note	(iii)

(i) No certification is required.

(ii) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Regulation S Certificate; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.

(iii) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate, (y) a duly completed Regulation S Certificate or (z) a duly completed Institutional Accredited Investor Certificate, and/or an Opinion of Counsel and such other certifications and evidence as the Issuer may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required. In the event that (i) the requested transfer or exchange takes place after the Restricted Period and a duly completed Regulation S Certificate is delivered to the Trustee or (ii) a Certificated Note that does not bear the Restricted Legend is surrendered for transfer or exchange, upon transfer or exchange the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(iv) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Rule 144A Certificate.

(v) Notwithstanding anything to the contrary contained herein, no such exchange is permitted if the requested exchange involves a beneficial interest in a Temporary Offshore Global Note. If the requested transfer involves a beneficial interest in a Temporary Offshore Global Note, the Person requesting the transfer must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate or (y) a duly completed Institutional Accredited Investor Certificate and/or an Opinion of Counsel and such other certifications and evidence as the Issuer may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States. If the requested transfer or exchange involves a beneficial interest in a Permanent Offshore Global Note, no certification is required and the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(c) No certification is required in connection with any transfer or exchange of any Note (or a beneficial interest therein) after such Note is eligible for resale pursuant to Rule 144(k) under the Securities Act (or a successor provision); provided that the Issuer has provided the Trustee with an Officer’s Certificate to that effect, and the Issuer may require from any Person requesting a transfer or exchange in reliance upon this clause an opinion of counsel and any other reasonable certifications and evidence in order to support such certificate. Any Certificated Note delivered in reliance upon this paragraph will not bear the Restricted Legend.

(d) The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Issuer will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.

Section 2.18. Temporary Offshore Global Notes. (a) Each Note originally sold by the Issuer in reliance upon Regulation S will be evidenced by one or more Offshore Global Notes that bear the Temporary Offshore Global Note Legend.

(b) An owner of a beneficial interest in a Temporary Offshore Global Note (or a Person acting on behalf of such an owner) may provide to the Trustee (and the Trustee will accept) a duly completed Certificate of Beneficial Ownership at any time after the Restricted Period (it being understood that the Trustee will not accept any such certificate during the Restricted Period). Promptly after acceptance of a Certificate of Beneficial Ownership with respect to such a beneficial interest, the Trustee will cause such beneficial interest to be exchanged for an equivalent beneficial interest in a Permanent Offshore Global Note, and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.

(c) Notwithstanding paragraph (b), if after the Restricted Period any Initial Purchaser owns a beneficial interest in a Temporary Offshore Global Note, such Initial Purchaser may, upon written request to the Trustee accompanied by a certification as to its status as an Initial Purchaser, exchange such beneficial interest for an equivalent beneficial interest in a Permanent Offshore Global Note, and the Trustee will comply with such request and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.

(d) Notwithstanding anything to the contrary contained herein, any owner of a beneficial interest in a Temporary Offshore Global Note shall not be entitled to receive payment of principal or interest on such beneficial interest or other amounts in respect of such beneficial interest until such beneficial interest is exchanged for an interest in a Permanent Offshore Global Note or transferred for an interest in another Global Note or a Certificated Note.

Section 2.19. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

ARTICLE 3

REDEMPTION

Section 3.01. Election to Redeem; Notices to Trustee. If the Issuer elects to redeem Notes pursuant to paragraph 5 of the Notes, at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Issuer shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee, no later than two Business Days prior to the Redemption Date, an Officers’ Certificate stating that such redemption will comply with the conditions contained in paragraph 5 of the Notes. Notice given to the Trustee pursuant to this Section 3.01 may not be revoked after the time that notice is given to Holders pursuant to Section 3.03.

Section 3.02. Selection by Trustee of Notes to be Redeemed. The Trustee shall select the Notes to be redeemed on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). The Trustee shall promptly notify the Issuer of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. The Trustee may select for redemption portions of the principal of the Notes that have denominations larger than $1,000. For redemptions pursuant to paragraph 5 of the Notes, Notes and portions thereof that the Trustee selects shall be redeemed in amounts of $1,000 or whole multiples of $1,000. For all purposes of the Indenture unless the context otherwise requires, provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. In the event the Issuer is requested to make a Change of Control Offer or Prepayment Offer and the amounts available for any such offer is not evenly divisible by $1,000, the Trustee shall promptly refund to the Issuer any remaining funds, which in no event shall exceed $1,000.

Section 3.03. Notice of Redemption. At least 30 days, and no more than 60 days, before a Redemption Date, the Issuer shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers thereof) and shall state:

(a) the Redemption Date;

(b) the appropriate calculation of the redemption price;

(c) if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) which subsection of paragraph 5 of the Notes is the provision of the Notes pursuant to which the redemption is occurring; and

(h) the aggregate principal amount of Notes that are being redeemed.

At the Issuer’s written request made at least five Business Days prior to the date on which notice is to be given, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s sole expense.

Section 3.04. Effect of Notice of Redemption. Once the notice of redemption described in Section 3.03 is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price, including any premium, plus accrued and unpaid interest, if any, to but excluding the Redemption Date. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, including any premium, plus accrued and unpaid interest, if any, to but excluding the Redemption Date; provided that if the Redemption Date is after a regular record date and on or prior to the Interest Payment Date, the accrued and unpaid interest, if any, shall be payable to the Holder of the redeemed Notes registered on the relevant record date; and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day. Such notice, if mailed in the manner provided in Section 3.03 shall be conclusively presumed to have been given whether or not the Holder receives such notice.

Section 3.05. Deposit of Redemption Price. On or prior to 10:00 a.m., New York City time, on each Redemption Date, the Issuer shall deposit with the Paying Agent in immediately available funds money sufficient to pay the redemption price of, including premium, if any, and accrued and unpaid interest, if any, on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered by the Issuer to the Trustee for cancellation.

On and after any Redemption Date, if money sufficient to pay the redemption price of, including premium, if any, and accrued and unpaid interest, if any, on, the Notes called for redemption shall have been made available in accordance with the immediately preceding paragraph, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the redemption price of and, subject to the first proviso in Section 3.04, accrued and unpaid interest on such Notes to but excluding the Redemption Date. If any Note surrendered for redemption shall not be so paid, interest will be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case at the rate and in the manner provided in the Notes.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder thereof a new Note equal in principal amount to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note surrendered except that if a Global Note is so surrendered, the Issuer shall execute and the Trustee shall authenticate and deliver to the Depository, a new Global Note in denomination equal to and in exchange for the unredeemed portion of the principal of the Global Note so surrendered.

Section 3.07. Other Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Section 4.08 and Section 4.12. The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuer shall pay the principal of and interest on the Notes in accordance with the terms of the Notes and the Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date money designated for and sufficient to pay such installment.

The Issuer shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

Section 4.02. Maintenance of Office or Agency. (a) The Issuer shall maintain an office or agency in the Borough of Manhattan, the City of New York (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and the Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office in the Borough of Manhattan, the City of New York. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04.

Section 4.03. Legal Existence. Subject to Articles Four and Five, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Issuer and the Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, franchise or (except in the case of the Issuer) the corporate, partnership or other existence of its Restricted Subsidiaries if the Issuer, in good faith, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.04. Maintenance of Properties; Insurance; Compliance with Law. (a) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all material properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.04(a) shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Issuer, desirable in the conduct of the business of the Issuer and its Subsidiaries taken as a whole and not adverse in any material respect to the Holders.

(b) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, keep at all times all of their material properties which are of an insurable nature insured against such loss or damage with insurers believed by the Issuer to be responsible to the extent that Property of a similar character is usually so insured by corporations similarly situated and owning like Properties in accordance with good business practice. Subject to the proviso in Section 4.04(a), the Issuer shall, and shall cause each of its Restricted Subsidiaries to, use the proceeds from any such insurance policy to repair, replace or otherwise restore the Property to which such proceeds relate.

(c) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, the non-compliance with which would materially adversely affect the business, financial condition or results of operations of the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.05. Waiver of Stay, Extension or Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which may affect the covenants or the performance of the Indenture; and (to the extent that it may lawfully do so) the Issuer hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.06. Compliance Certificate. (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, commencing with the Issuer’s fiscal year ending in December of 2005 an

Officers’ Certificate of the Issuer, stating whether or not to the best knowledge of the signers thereof the Issuer or any Restricted Subsidiary is in default in the performance and observance of any of the terms, provisions and conditions of Section 5.01 or Sections 4.01 to 4.19, inclusive, and if the Issuer shall be in Default, specifying all such Defaults, the nature and status thereof of which they may have knowledge and what action the Issuer is taking or proposes to take with respect thereto. Such determination shall be made without regard to notice requirements or periods of grace.

(b) The Issuer shall deliver to the Trustee, as soon as possible and in any event no later than ten Business Days after the Issuer becomes aware of the occurrence of a Default or an Event of Default or an event which, with notice or the lapse of time or both, would constitute a Default or Event of Default, an Officers’ Certificate setting forth the details of such Default or Event of Default, and the action which the Issuer is taking or proposes to take with respect to such Default or Event of Default.

(c) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year commencing with the Issuer’s fiscal year ending December of 2005, a written statement by the Issuer’s independent public accountants stating whether, in connection with their audit of the Issuer’s financial statements, any event which would constitute an Event of Default as defined herein insofar as they relate to accounting matters has come to their attention and, if such an Event of Default has come to their attention, specifying the nature and period of the existence thereof.

Section 4.07. Payment of Taxes and Other Claims. The Issuer shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any of its Subsidiaries or upon the income, profits, capital or Property of the Issuer or any of its Subsidiaries, and (ii) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the Property of the Issuer or any of its Subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.08. Repurchase at the Option of Holders Upon Change of Control. (a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this Section 4.08 in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of paragraph 5 of the Notes at any time prior to the requirement to consummate the Change of Control Offer and redeems the Notes in accordance with such notice.

(b) Within 60 days following any Change of Control the Issuer shall (x) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and (y) send, by first-class mail, with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Note register, a notice stating:

(i) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to this Section 4.08 and that all Notes timely tendered will be accepted for payment;

(ii) the Change of Control Purchase Price and the repurchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 60 days nor later than 90 days from the date such notice is mailed;

(iii) the circumstances and relevant facts regarding the Change of Control; and

(iv) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

(c) On or prior to the Change of Control Payment Date, the Issuer shall irrevocably deposit with the Trustee or with the Paying Agent (or, if the Issuer or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the

Holders entitled thereto, to be held for payment in accordance with this Section 4.08. On the Change of Control Payment Date, the Issuer or its Agent shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer for payment.

(d) The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuer to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuer immediately after the Change of Control Payment Date.

(e) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.08 by virtue of such compliance.

(f) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Section 4.09. Limitation on Debt. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds therefrom, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(i) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio would be at least (A) on or before December 21, 2006, 2.0 to 1.0 and (B) thereafter, 2.5 to 1.0; or

(ii) such Debt is Permitted Debt.

(b) The term “Permitted Debt” means the following:

(i) Debt of the Issuer evidenced by (A) the Notes (excluding any Additional Notes) and Note Guarantees thereof and (B) the Senior Notes;

(ii) Debt of the Issuer or a Restricted Subsidiary under Credit Facilities, provided that, after giving effect to the Incurrence of any such Debt, the aggregate principal amount of all such Debt under Credit Facilities shall not exceed the greater of (A) $550 million and (B) 125% of the aggregate amount of Consolidated Cash Flow (calculated on a pro forma basis in the manner set forth in clause (ii) of the proviso under the definition of “Consolidated Fixed Charge Coverage Ratio”) for the most recent four consecutive fiscal quarters for which internal financial statements are available;

(iii) Debt of the Issuer or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(A) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased; and

(B) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this Section 4.09(b)(iii) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this Section 4.09(b)(iii)) does not exceed 15% of Total Assets;

(iv) Debt of the Issuer owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, that if the Issuer or a Guarantor is the obligor on such Debt Incurred after the Issue Date, then such Debt is expressly subordinated by its terms to the prior payment in full in cash of the Notes; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(v) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by the Issuer or otherwise becomes a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Issuer or was otherwise acquired by the Issuer);

(vi) Debt under Interest Rate Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of managing interest rate risk in the ordinary course of the financial management of the Issuer or such Restricted Subsidiary and not for speculative purposes;

(vii) Debt under Currency Exchange Protection Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of managing currency exchange rate risks in the ordinary course of business and not for speculative purposes;

(viii) Guarantees by the Issuer or any Restricted Subsidiary of Debt or any other obligation or liability of the Issuer or any Restricted Subsidiary that the Issuer or such Restricted Subsidiary could otherwise have Incurred pursuant to this Section 4.09;

(ix) Debt in connection with one or more standby letters of credit or performance or surety bonds issued by the Issuer or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed 2.5% of Total Assets at any time outstanding;

(x) Debt of the Issuer or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in Section 4.09(b)(i) through (ix) above;

(xi) Debt of the Issuer or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $300.0 million (which amount can include Guarantees of Debt of Unrestricted Subsidiaries, provided such Guarantee is Incurred in compliance with Section 4.10); and

(xii) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to Section 4.09(a)(i) and Sections 4.09(b)(i), (iii), (v) and (x) above and this Section 4.09(b)(xii).

Notwithstanding anything to the contrary in this Section 4.09:

(i) the Issuer shall not Incur any Debt pursuant to this Section 4.09 if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations;

(ii) the Issuer shall not permit any Restricted Subsidiary to Incur any Debt pursuant to Section 4.09(a)(ii) if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Issuer; and

(iii) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt will be deemed not to be an Incurrence of Debt for the purposes of this Section 4.09.

For the purposes of determining compliance with this Section 4.09, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09 (i) through (xii) above or is entitled to be Incurred pursuant to Section 4.09(a)(i), the Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this Section 4.09; provided, that any Debt outstanding under Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date pursuant to Section 4.09(b)(ii). For the avoidance of doubt, the Notes and the Senior Notes issued on the Issue Date will be incurred under Section 4.09(b)(i), and not under Section 4.09(b)(ii).

For purposes of determining compliance with any dollar–denominated restriction on the Incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar–equivalent principal amount of such Debt Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was Incurred, and any such foreign–denominated Debt may be Refinanced or replaced or subsequently Refinanced or replaced in an amount equal to the dollar equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial Incurrence.

Section 4.10. Limitation on Restricted Payments. (a) The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(i) a Default or Event of Default shall have occurred and be continuing,

(ii) the Issuer could not Incur at least $1.00 of additional Debt pursuant to Section 4.09(a)(i) or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(A) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(B) 100% of Capital Stock Sale Proceeds and 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date as a contribution to its common equity, plus

(C) the aggregate net cash proceeds received by the Issuer or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Issuer, excluding:

(x) any such Debt issued or sold to Parent or a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property (other than Capital Stock of the Issuer which is not Disqualified Stock) distributed by the Issuer or any Restricted Subsidiary upon any such conversion or exchange, plus

(D) an amount equal to the sum of:

(1) the net reduction in Investments in any Person other than the Issuer or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Issuer or a Restricted Subsidiary from such Person;

(2) to the extent that any Investment (other than a Permitted Investment) that was made after the

Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital to the Issuer or its Restricted Subsidiaries with respect to such Investment; and

(3) the portion (proportionate to the Issuer’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the amounts in (1), (2) and (3) shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person, plus

(E) $75.0 million.

(b) Notwithstanding the foregoing limitation, the Issuer and its Restricted Subsidiaries, as applicable, may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time declared;

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Issuer or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees); provided, however, that

(x) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(y) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to (a)(iii)(B);

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(iv) repurchase, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to repurchase, shares of, or options to purchase shares of, common stock of Parent or any of its Subsidiaries from current or former officers, directors or employees of Parent or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by Parent Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

(x) the aggregate amount of such repurchases shall not exceed $10.0 million in any calendar year;

and

(y) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(v) make payments on intercompany Debt (which, for the avoidance of doubt, excludes the Senior Notes), the Incurrence of which was permitted pursuant to Section 4.09, provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(vi) make, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to make, cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of Parent, Intermediate Holdco, the Issuer or a Restricted Subsidiary; provided that any such payments and dividends shall not be included in the calculation of the amount of Restricted Payments;

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options, restricted stock units or warrants; provided that all such repurchases and dividends shall not be included in the calculation of the amount of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of (a)(iii)(B);

(viii) repurchase or redeem, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of Parent; provided that any such payments shall not be included in the calculation of the amount of Restricted Payments;

(ix) make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) of (A) such amounts and at such times as are necessary for Parent to pay taxes, in an amount not to exceed the amount of taxes the Issuer and its Subsidiaries would pay on a stand-alone basis, plus (B) such amounts to pay general corporate and overhead expenses (including salaries and other compensation for employees) incurred by Parent in the ordinary course of business as a holding company of the Issuer; provided that all such payments shall be excluded in the calculation of the amount of Restricted Payments; and

(x) other Restricted Payments in an aggregate amount not to exceed $75.0 million.

Section 4.11. Limitation on Liens. The Issuer shall not directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Obligations, prior to) all other Debt or other obligations of the Issuer secured by such Lien for so long as such other Debt or other obligations are secured by such Lien; provided, however, that if the Debt or other obligations so secured are expressly subordinated to the Notes, then the Lien securing such Debt or other obligations shall be subordinated and junior to the Lien securing the Notes.

Section 4.12. Limitation on Asset Sales. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(ii) at least 75% of the consideration paid to the Issuer or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents; and

(iii) the Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing Sections 4.12(a)(i) and (ii).

Solely for the purposes of Section 4.12(a)(ii), the following will be deemed to be cash:

(x) the assumption by the purchaser of liabilities of the Issuer or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) as a result of which the Issuer and the Restricted Subsidiaries are no longer obligated with respect to such liabilities;

(y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such purchaser to the extent they are promptly converted or monetized by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received); and

(z) Additional Assets.

(b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Issuer or a Restricted Subsidiary, to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Debt) to:

(i) permanently prepay or permanently Repay any (A) Debt under any Credit Facility or any Senior Debt, (B) Debt which had been secured by the assets sold in the relevant Asset Sale, or (C) Debt of a Restricted Subsidiary that is not a Guarantor; and/or

(ii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary).

(c) Any Net Available Cash from an Asset Sale not applied in accordance with Section 4.12(b) within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $25.0 million (taking into account income earned on such Excess Proceeds, if any), the Issuer will be required to make an offer to repurchase (the “Prepayment Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100%

of the principal amount thereof, plus accrued and unpaid interest, to but not including the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Issuer or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(i) the Excess Proceeds; and

(ii) a fraction,

(A) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(B) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuer outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this Section 4.12 and requiring the Issuer to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

(d) Within five Business Days after the Issuer is obligated to make a Prepayment Offer under (c), the Issuer shall send a written notice, by first-class mail, to the Holders of Notes, accompanied by such information regarding the Issuer and its Subsidiaries as the Issuer in good faith believes will enable such Holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

(e) Not later than the date upon which written notice of a Prepayment Offer is delivered to the Holders of the Notes as provided in Section 4.12(d), the Issuer shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer to Holders of Notes (the “Offer Amount”), (f) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (g) the compliance of such allocation with the provisions of Section 4.12(b) and (c). On or before the Purchase Date, the Issuer shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Restricted Subsidiary is the Paying Agent, shall segregate and hold in trust) in Cash Equivalents (other than in those enumerated in clauses (c) or (g) of the definition of Cash Equivalents), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by the opening of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section 4.12. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Issuer to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.12.

(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on pro rata basis for all Notes (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(g) At the time the Issuer or its agent delivers Notes to the Trustee that are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.12. A Note shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent mails or delivers payment therefor to the surrendering Holder.

(h) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.12. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.12, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.12 by virtue thereof.

Section 4.13. Limitations on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Issuer or any other Restricted Subsidiary;

(ii) make any loans or advances to the Issuer or any other Restricted Subsidiary; or

(iii) transfer any of its Property to the Issuer or any other Restricted Subsidiary.

(b) The foregoing limitations will not apply:

(i) With respect to Section 4.13(a)(i), (ii) and (iii), to restrictions:

(A) in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, the Indenture, the Senior Notes and any Credit Facility in existence on the Issue Date);

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer;

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in Section 4.13(b)(i)(A) or (B) above or in Section 4.13(b)(ii)(A) or (B) below, provided such restrictions are not materially less favorable, taken as a whole, to the Holders of Notes than those under the agreement evidencing the Debt so Refinanced;

(D) relating to Debt incurred after the Issue Date, so long as such restrictions (x) are not materially less favorable, taken as whole, to the Holders of Notes than those restrictions in effect on the Issue Date pursuant to the Notes, the Indenture, the Senior Notes and the Credit Facilities in existence on the Issue Date or (y) relate to Debt incurred pursuant to Section 4.09(b)(iii), so long as the respective restrictions apply only to specific Property or projects financed with the respective Incurrence of Debt and/or to any Subsidiary substantially of all whose assets consist of Property or a project financed with proceeds of such Debt;

(E) existing under or by reason of applicable law or governmental regulation; or

(F) that constitute customary restrictions contained in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in good faith and not otherwise prohibited by the Indenture; and

(ii) With respect to Section 4.13(a)(iii) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to Sections 4.09 and 4.11 that limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by the Issuer or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(E) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Section 4.14. Additional Note Guarantees. If and for so long as any Restricted Subsidiary of the Issuer Guarantees any Public Market Debt of the Issuer, such Restricted Subsidiary shall provide a Note Guaranty, and, if the Guaranteed Debt of the Issuer is a Subordinated Obligation, the Guaranty of such Guaranteed Debt must be subordinated in right of payment to the Note Guaranty to at least the extent that the Guaranteed Debt is subordinated to the Notes.

A Restricted Subsidiary required to provide a Note Guaranty shall execute a supplemental indenture in the form of Exhibit B, and deliver an Opinion of Counsel to the Trustee to the effect that the supplemental indenture has been duly authorized, executed and delivered by the Restricted Subsidiary and constitutes a valid and binding obligation of the Restricted Subsidiary, enforceable against the Restricted Subsidiary in accordance with its terms (subject to customary exceptions).

Section 4.15. Limitation on Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are:

(A) set forth in writing; and

(B) no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer;

(ii) if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with Section 4.15(a)(i)(B) as evidenced by a Board Resolution; and

(iii) if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, the Issuer obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with the such Affiliate Transaction is fair, from a financial point of view, to the Issuer and any relevant Restricted Subsidiaries.

(b) Notwithstanding the foregoing paragraphs, the Issuer or any Restricted Subsidiary may enter into or suffer to exist the following:

(i) any transaction or series of transactions between the Issuer and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(ii) any Restricted Payment permitted to be made pursuant to Section 4.10 or any Permitted Investment;

(iii) any employment, indemnification or other similar agreement or employee benefit plan entered into by the Issuer or a Restricted Subsidiary with an employee, officer or director (and payments pursuant thereto) in the ordinary course of business and consistent with past practice that is not otherwise prohibited by the Indenture;

(iv) loans and advances to employees made in the ordinary course of business consistent with past practices of the Issuer or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(v) payment of reasonable directors’ fees to persons who are not otherwise Affiliates of the Issuer;

(vi) any issuances of Capital Stock (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer; and

(vii) agreements (and the transactions contemplated thereunder) in effect on the Issue Date that are described in the Offering Memorandum (including the agreements relating to the Senior Notes in effect on the Issue Date and so described) and any modifications, extensions or renewals thereto that are not materially less favorable, taken as a whole, to the Issuer or any Restricted Subsidiary than such agreements as in effect on the Issue Date.

Section 4.16. Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors may designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary if:

(i) either (A) the Issuer or a Restricted Subsidiary, as the case may be, is permitted to make an Investment in such Subsidiary equal to the sum of the (1) Fair Market Value of the Capital Stock of such Subsidiary plus (2) the amount of any Debt owed by such Subsidiary to the Issuer, in each case pursuant to Section 4.10(a), or (3) such Investment constitutes a Permitted Investment;

(ii) immediately after giving pro forma effect to such designation, the Issuer could Incur at least $1.00 of additional Debt pursuant to Section 4.09(a)(i); and

(iii) such Subsidiary does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Issuer or any Restricted Subsidiary and does not have any Debt other than Non-Recourse Debt.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if such Person is a Subsidiary of an Unrestricted Subsidiary.

(b) Neither the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt (other than Debt pursuant to the Indenture) that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against any such Unrestricted Subsidiary).

(c) The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Issuer could Incur at least $1.00 of additional Debt pursuant to Section 4.09(a)(i), and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(d) Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(i) certifies that such designation or redesignation complies with this Section 4.16; and

(ii) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 60 days after the end of the fiscal quarter of the Issuer in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Issuer’s fiscal year, within 90 days after the end of such fiscal year).

Section 4.17. Reports. (a) Notwithstanding that Parent may in the future not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Parent shall at all times file with the Commission and provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections, subject to modification by applicable regulation and the rules promulgated by the Commission; provided, however, that Parent shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still provide such information, documents and reports to the Trustee and Holders. At any time when Parent owns any material assets other than direct or indirect ownership of Equity Interests of the Issuer, or has any material liabilities other than (x) Debt guaranteed by the Issuer or (y) Guarantees by it of the Debt of the Issuer or any of the Issuer’s Subsidiaries, Parent will include in its financial statements included in such filings a consolidating footnote as contemplated by Rule 3-10 of Regulation S-X, as such rule is in effect from time to time.

(b) For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, Parent and the Issuer will furnish to the holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.18. Payment for Consents. The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19. Anti-Layering. Neither the Issuer nor any Guarantor may Incur Debt that is subordinate in right of payment to Senior Debt of the Issuer or the Guarantor unless such Debt is pari passu with, or subordinated in right of payment to, the Notes or the relevant Note Guaranty. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

ARTICLE 5

MERGER, CONSOLIDATION AND SALE OF PROPERTY

Section 5.01. Merger, Consolidation and Sale of Property of the Issuer. (a) The Issuer shall not merge or consolidate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary and the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property (other than sales, transfers, assignments, leases, conveyances or dispositions to a Wholly Owned Restricted Subsidiary that is a Guarantor) in any one transaction or series of transactions unless:

(i) the Issuer shall be the surviving Person (the “Surviving Person”) in such merger or consolidation, or the Surviving Person (if other than the Issuer) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Issuer;

(iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this Section 5.01(a)(iii) and Section 5.01(a)(iv) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis, (x) the Issuer or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under Section 4.09(a)(i), or (y) the Consolidated Fixed Charge Coverage Ratio for the Issuer or the Surviving Person would be greater than such ratio immediately prior to such transaction or series of transactions; and

(v) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied;

provided that clauses (iv) and (v) shall not apply to a merger of the Issuer and Intermediate Holdco.

(b) The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture; provided that the predecessor company in the case of:

(i) a sale, transfer, assignment, conveyance or other disposition of all or substantially all of its Property (unless such sale, transfer, assignment, conveyance or other disposition is of all the Property of the Issuer as an entirety or virtually as an entirety), or

(ii) a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the Notes.

Section 5.02. Merger, Consolidation and Sale of Property of the Guarantors. No Guarantor may merge or consolidate with or into any Person, or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property, to any Person unless

(i) in the case of Parent, the other Person is Intermediate Holdco; or

(ii) in the case of Intermediate Holdco, the other Person is Parent or the Issuer; or

(iii) in the case of any Guarantor that is a Restricted Subsidiary, the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(iv) (A) either (x) the Guarantor is the Surviving Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and (B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(v) in the case of any Guarantor that is a Restricted Subsidiary, the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the Property of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. The following events shall be “Events of Default”:

(i) the Issuer defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days (whether or not prohibited by Article 11);

(ii) the Issuer defaults in the payment of the principal or premium amount of any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise (whether or not prohibited by Article 11);

(iii) a breach of Section 5.01 or Section 5.02;

(iv) a breach of any covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing Section 6.01(i), (ii) or (iii)) and such failure continues for 45 days after written notice demanding that such default be remedied is given to the Issuer as specified in this Section 6.01;

(v) a default by the Issuer, Intermediate Holdco, Parent or any Restricted Subsidiary under any Debt of the Issuer or any Restricted Subsidiary that results in acceleration of the final stated maturity of such Debt, or the failure to pay any such Debt at final stated maturity (giving effect to any applicable grace periods and any extensions thereof), in an aggregate principal amount in excess of $50 million (or its foreign equivalent at the time);

(vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $50 million (or its foreign equivalent at the time) shall be rendered against the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(vii) the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding or gives notice of intention to make a proposal under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into the Issuer or another Restricted Subsidiary, other than as part of a credit reorganization, shall not constitute an Event of Default under this Section 6.01(vii);

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up, liquidation or dissolution of any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary;

(D) orders the presentation of any plan or arrangement, compromise reorganization of any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary; or

(E) grants any similar relief under any Bankruptcy Law or foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days; and

(ix) any Note Guaranty ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty, other than in accordance with the terms of the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under Section 6.01(iv) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding notify the Issuer (and in the case of such notice by Holders, the Trustee) of the Default and such Default is not cured within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer shall immediately notify the Trustee if a meeting of the Board of Directors of the Issuer is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. The Issuer shall also promptly advise the Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.

Section 6.02. Acceleration of Maturity; Rescission. (a) If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 6.01(vii) or Section 6.01(viii) with respect to Parent, Intermediate Holdco or the Issuer) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the applicable Event of Default and that it is a “notice of acceleration”. Upon a notice of acceleration, such principal and interest will become due and payable upon the earlier to occur of (x) the 5th day after notice thereof has been given to holders of Designated Senior Debt and (y) the date on which all of the Designated Senior Debt has been accelerated. The Issuer or the Trustee will promptly notify the holders of Designated Senior Debt of any declaration of acceleration of the Notes.

(b) In case an Event of Default resulting from Section 6.01(vii) or Section 6.01(viii) with respect to Parent, Intermediate Holdco or the Issuer shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if (i) the rescission would not conflict with any judgment or decree, (ii) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and all other amounts due to the Trustee under Section 7.07 and (v) in the event of the cure or waiver of an Event of Default of the type described in either Section 6.01(vii) or Section 6.01(viii), the Trustee shall have received an Officers’ Certificate to the effect that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(c) In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(v) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the payment Default or other Default triggering such Event of Default pursuant to Section 6.01(v) shall be remedied or cured or waived by the Holders of the relevant Debt within the grace period applicable to such Default provided for in the documentation governing such Debt and if (d) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (e) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived and (f) all the other amounts due to the Trustee have been paid.

(d) Subject to the provisions of Section 7.01, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to Section 7.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. Any such proceeding instituted by the Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provisions for the payment of the reasonable compensation, expenses, disbursements of the Trustee and its counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative, to the extent permitted by law. Any costs associated with actions taken by the Trustee under this Section 6.03 shall be reimbursed to the Trustee by the Issuer.

Section 6.04. Waiver of Past Defaults and Events of Default. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in principal amount of Notes at the time outstanding may on behalf of the Holders of all the Notes waive any past Default with respect to such Notes and its consequences by providing written notice thereof to the Issuer and the Trustee, except a Default (i) in the payment of interest on or the principal of any Note or (ii) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected. In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes will be restored to their former positions and rights under the Indenture, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05. Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of the Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes.

Section 6.06. Limitation on Suits. No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy hereunder unless:

(i) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(ii) the registered Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee; and

(iii) the Trustee shall not have received from the registered Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Section 6.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of

Parent, Intermediate Holdco or the Issuer, as such, will have any liability for any obligations of Parent, Intermediate Holdco or the Issuer under the Notes, any Note Guaranty or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 6.08. Rights of Holders to Receive Payment. Notwithstanding any other provision of the Indenture, the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest, if any, on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes shall not be impaired or affected without the consent of the Holder.

Section 6.09. Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in Section 6.01(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid.

Section 6.10. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its Property and, unless prohibited by law, shall be entitled and empowered to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceedings. All rights of action and claims under the Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.11. Priorities. If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

THIRD: to the Issuer.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) The Trustee need perform only such duties as are specifically set forth in the Indenture.

(ii) In the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of the Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). Whenever in the administration of the Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate, subject to the requirement in the preceding sentence, if applicable.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) This paragraph does not limit the effect of Section 7.01(b).

(ii) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction of the Holders of a majority in aggregate principal amount of the Notes received by it pursuant to the terms hereof.

(iv) No provision of the Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights, powers or duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, Section 7.01(a), (b), (c) and (e) shall govern every provision of the Indenture that in any way relates to the Trustee.

(e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.

Section 7.02. Rights of Trustee. Subject to Section 7.01: (a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may request an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to the provisions of Section 12.05. The Trustee shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters relating to the Notes or the Indenture shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, Custodian and other person employed to act hereunder.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture.

(j) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not suspended.

(k) The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (i) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (ii) written notice of such default or Event of Default shall have been given to the Trustee by the Issuer or by any Holder of the Notes; and

(l) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Issuer, or any Affiliate thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the sale of Notes or any money paid to the Issuer pursuant to the terms of the Indenture and it shall not be responsible for any statement in the Notes or the Indenture other than its certificate of authentication, except that the Trustee represents that it is duly authorized to execute and deliver the Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in any Statement of Eligibility and Qualification on Form T-1 to be supplied to the Issuer will be true and accurate subject to the qualifications set forth therein.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall give to each Holder a notice of the Default within 90 days after it occurs in the manner and to the extent provided in the TIA and otherwise as provided in the Indenture. Except in the case of a Default in payment of the principal of or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06. Reports by Trustee to Holders. If required by TIA § 313(a), within 60 days after May 15 of any year, commencing in 2006, the Trustee shall mail to each Holder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c) and TIA § 313(d).

Reports pursuant to this Section 7.06 shall be transmitted by mail:

(i) to all Holders of Notes, as the names and addresses of such Holders appear on the Registrar’s books; and

(ii) to such Holders of Notes as have, within the two years preceding such transmission, filed their names and addresses with the Trustee for that purpose.

A copy of each report at the time of its mailing to Holders shall be filed with the Commission and each stock exchange on which the Notes are listed. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee and Agents from time to time such compensation for their services hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as shall be agreed upon in writing. The Issuer shall reimburse the Trustee and Agents upon request for all reasonable disbursements, expenses and advances incurred or made by them in connection with the Trustee’s duties under the Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and external counsel, except any expense disbursement or advance as may be attributable to its willful misconduct, negligence or bad faith.

The Issuer shall fully indemnify each of the Trustee, Agent and any predecessor Trustee for, and hold each of them harmless against, any and all loss, damage, claim, liability or expense, including without limitation taxes (other than taxes based on the income of the Trustee or such Agent) and reasonable attorneys’ fees and expenses incurred by each of them in connection with the acceptance or performance of its duties under the Indenture including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (including, without limitation, settlement costs). The Trustee or Agent shall notify the Issuer in writing promptly of any claim (a “Claim”) of which a Responsible Officer of the Trustee has actual knowledge asserted against the Trustee or Agent for which it may seek indemnity; provided that the failure by the Trustee or Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder except to the extent the Issuer is actually prejudiced thereby. In the event that a conflict of interest exists, the Trustee may have separate counsel, which counsel must be reasonably acceptable to the Issuer and the Issuer shall pay the reasonable fees and expenses of such counsel.

Notwithstanding the foregoing, the Issuer need not reimburse the Trustee for any expense or indemnify it against any loss or liability to have been incurred by the Trustee through its own willful misconduct, negligence or bad faith.

To secure the payment obligations of the Issuer in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or Property held or collected by the Trustee and such money or Property held in trust to pay principal of and interest on particular Notes.

The obligations of the Issuer under this Section 7.07 to compensate and indemnify the Trustee, Agents and each predecessor Trustee and to pay or reimburse the Trustee, Agents and each predecessor Trustee for expenses, disbursements and advances shall be the liability of the Issuer and shall survive the resignation or removal of the Trustee and the satisfaction, discharge or other termination of the Indenture, including any termination or rejection hereof under any Bankruptcy Law.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vii) or Section 6.01(viii) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

For purposes of this Section 7.07, the term “Trustee” shall include any trustee appointed pursuant to this Article Seven.

Section 7.08. Replacement of Trustee. The Trustee shall comply with Section 313(b) of the TIA, to the extent applicable.

The Trustee may resign by so notifying the Issuer in writing no later than 15 Business Days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by notifying the Issuer and the removed Trustee in writing and may appoint a successor Trustee with the Issuer’s written consent, which consent shall not be unreasonably withheld. The Issuer may remove the Trustee at its election if:

(a) the Trustee fails to comply with Section 7.10 or Section 310 of the TIA;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or its Property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately following such delivery, the retiring Trustee shall, subject to its rights under Section 7.07, transfer all Property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture. A successor

Trustee shall mail notice of its succession to each Holder. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Consolidation, Merger, etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation, subject to Section 7.10, the successor corporation without any further act shall be the successor Trustee; provided such entity shall be otherwise qualified and eligible under this Article Seven.

Section 7.10. Eligibility; Disqualification. The Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $50 million as set forth in the most recent applicable published annual report of condition. The Trustee shall comply with TIA § 310(b), including the provision in § 310(b)(i).

Section 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12. Paying Agents. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.12:

(a) (i) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Issuer or by any obligor on the Notes) in trust for the benefit of Holders of the Notes or the Trustee;

(ii) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(iii) that it will give the Trustee written notice within three (3) Business Days of any failure of the Issuer (or by any obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.

(b) The Paying Agent shall comply with all U.S. withholding tax, backup withholding tax and information reporting requirements under the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder, with respect to any payments under the Notes or hereunder (including the collection of U.S. Internal Revenue Service Forms W-8 and W-9 and the filing of U.S. Internal Revenue Service Forms 1042, 1042-S and 1099.

ARTICLE 8

MODIFICATION AND WAIVER

Section 8.01. Without Consent of Holders. Notwithstanding Section 8.02, without the consent of any Holder of the Notes, the Issuer and the Trustee may amend the Indenture to:

(a) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any Holder of the Notes;

(b) provide for the assumption by a Surviving Person of the obligations of the Issuer under the Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(ii)(B) of the Code);

(d) add Guarantees with respect to the Notes and release any Guarantees in accordance with the Indenture;

(e) secure the Notes;

(f) add to the covenants of the Issuer for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer;

(g) make any change that does not adversely affect the rights of any Holder of the Notes;

(h) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA;

(i) to make any change in Article 11 that would limit or terminate the benefits available to any holder of Senior Debt under Article 11; or

(j) provide for the issuance of Additional Notes in accordance with the Indenture, or

(k) evidence or provide for the acceptance of the appointment of a successor Trustee under the Indenture.

Section 8.02. With Consent of Holders. (a) The Indenture may be amended by the Issuer and the Trustee with the consent of the registered Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and under 8.02(b) below) with the consent of the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding.

(b) Without the consent of each Holder of an outstanding Note, no amendment may,

(i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

(ii) reduce the rate of, or change the time for, payment of interest on any Note,

(iii) reduce the principal of, or extend the Stated Maturity of, any Note,

(iv) make any Note payable in money other than that stated in the Note,

(v) impair the right of any Holder of the Notes to receive payment of principal of, premium and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(vi) release Parent’s or Intermediate Holdco’s Note Guaranty other than pursuant to the terms of the Indenture,

(vii) release any security interest that may have been granted in favor of the Holders of the Notes other than pursuant to the terms of such security interest,

(viii) make any change to Article 11 that would adversely affect the Holders,

(ix) reduce the redemption price, including any premium payable under paragraph 5 of the Notes or change the time at which any Note may be redeemed,

(x) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; provided, that, prior to the occurrence of a Change of Control, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive the requirement to complete a Change of Control Offer, or

(xi) at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto.

An amendment may not effect any change that adversely affects the rights of any holder of Senior Debt then outstanding under Article 11 unless holders of a majority in principal amount of such Senior Debt, or representatives for a majority of such holders, consent to such change.

(c) The consent of the Holders of the Notes shall not be necessary to approve the particular form of any proposed amendment. It shall be sufficient if such consent approves the substance of the proposed amendment.

(d) After an amendment that requires the consent of the Holders of Notes becomes effective, the Issuer is required to mail to each registered Holder of the Notes at such Holder’s address appearing in the Note register a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of the amendment.

(e) Upon the written request of the Issuer accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

Section 8.03. Compliance with Trust Indenture Act. Every amendment or supplement to the Indenture, the Note Guarantees or the Notes shall comply with the TIA as then in effect.

Section 8.04. Revocation and Effect of Consents. (a) After an amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder of a Note is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 8.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee (in accordance with the specific written direction of the Issuer) shall request the Holder of the Note (in accordance with the specific written direction of the Issuer) to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.06. Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article Eight if the amendment, supplement or waiver does not affect the rights, duties, liabilities or immunities of the Trustee. If it does affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplement or waiver. In signing or refusing to sign such amendment, supplement or waiver the Trustee shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating, in addition to the documents required by Section 12.04, that such amendment, supplement or waiver is authorized or permitted by the Indenture and is a legal, valid and binding obligation of the Issuer and the Guarantors, enforceable against the Issuer and the Guarantors in accordance with its terms (subject to customary exceptions).

ARTICLE 9

DISCHARGE OF INDENTURE; DEFEASANCE

Section 9.01. Discharge of Liability on Notes; Defeasance. (a) The Indenture will be discharged and will cease to be of further effect as to all Notes, issued hereunder when:

(i) either (x) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid by the Issuer, have been delivered to the Trustee for cancellation, or (y) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(ii) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(iii) the Issuer has paid or caused to be paid all sums payable by them under the Indenture; and

(iv) in the event of a deposit as provided in clause (i)(y) above, the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b) Subject to Section 9.01(e) and 9.02, the Issuer at any time may terminate all of its obligations under the Notes and the Indenture, and the Note Guarantees by each Guarantor (“Legal Defeasance”). The Issuer at any time may terminate (i) its obligations under Section 4.08 through Section 4.17; (ii) Sections 6.01(v), (vi), (vii) and (viii) (with respect only to the Significant Subsidiaries in the case of Sections 6.01(vii) and (viii)); and (iii) Section 5.01(a)(iv) (“Covenant Defeasance”) and thereafter any omission to comply with any covenant referred to in clause (i) or (iii) above will not constitute a Default or an Event of Default with respect to the Notes. Each Note Guaranty will be released upon Covenant Defeasance. The Issuer may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

(c) If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(iv) (with respect to the covenants listed under Section 9.01(b)(i)), or Section 6.01(v), (vi), (vii), (viii) (with respect only to Significant Subsidiaries) and Section 6.01(ix) or because of a failure to comply with Section 5.01(a)(iv).

(d) Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(e) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.02, 2.03, 2.04, 2.06, 2.07, 2.08, 2.19, 7.07, 9.03, 9.04, 9.05 and 9.06 shall survive until such time as the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 9.03, 9.04, 9.05 and 9.06 shall survive.

Section 9.02. Conditions to Defeasance. The Legal Defeasance option or the Covenant Defeasance option may be exercised only if:

(a) the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

(b) the Issuer delivers to the Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in Section 6.01(vii) and (viii) occurs with respect to the Issuer or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(f) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the Legal Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that:

(i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii) since the date of the Indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(h) in the case of the Covenant Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Section 9.03. Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions. All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.02(a) in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 9.02(a) or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Nine to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon a request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 9.02(a) which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.04. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Nine until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 9.01; provided that if the Issuer has made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

Section 9.05. Moneys Held by Paying Agent. In connection with the satisfaction and discharge of the Indenture, all moneys then held by any Paying

Agent under the provisions of the Indenture shall, upon written demand of the Issuer, be paid to the Trustee, or if sufficient moneys have been deposited pursuant to Section 9.02(a), to the Issuer upon a request of the Issuer, and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

Section 9.06. Moneys Held by Trustee. Any moneys deposited with the Trustee or any Paying Agent or then held by the Issuer in trust for the payment of the principal of or premium, if any, or interest on any Note that are not applied but remain unclaimed by the Holder of such Note for two years after the date upon which the principal of or premium, if any, or interest on such Note shall have respectively become due and payable shall be repaid to the Issuer upon a request of the Issuer, or if such moneys are then held by the Issuer in trust, such moneys shall be released from such trust and the Holder of such Note entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Issuer for the payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided that the Trustee or any such Paying Agent, before being required to make any such repayment, may, at the expense of the Issuer, either mail to each Holder affected, at the address shown in the Note register maintained by the Registrar pursuant to Section 2.04, or cause to be published once a week for two successive weeks, in a newspaper published in the English language, customarily published each Business Day and of general circulation in the City of New York, New York, a notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing or publication, any unclaimed balance of such moneys then remaining will be repaid to the Issuer. After payment to the Issuer or the release of any money held in trust by the Issuer, Holders entitled to the money must look only to the Issuer for payment as general creditors unless applicable abandoned property law designates another Person.

ARTICLE 10

GUARANTEES

Section 10.01. The Guarantees. Subject to the provisions of this Article Ten, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured senior subordinated basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to a Change of Control Offer or Prepayment Offer or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture. Upon failure by the Issuer to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture. The obligations of each Guarantor under its Note Guaranty are junior and subordinated in right of payment to the Senior Debt of such Guarantor in the same manner and to the same extent as the Notes are subordinated to Senior Debt of the Issuer.

Section 10.02. Guaranty Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Indenture or any Note;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Issuer for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03. Discharge; Reinstatement. Each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

Section 10.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that such Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Notes remains unpaid.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07. Limitation on Amount of Guaranty. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor (other than Parent and Intermediate Holdco) under its Note Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law

Section 10.08. Execution and Delivery of Guaranty. The execution by each Guarantor of the Indenture evidences the Note Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in the Indenture on behalf of each Guarantor.

Section 10.09. Release of Guaranty. The Note Guaranty of a Guarantor will terminate upon

(a) in the case of a Restricted Subsidiary of the Issuer, a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor otherwise permitted by the Indenture,

(b) in the case of a Restricted Subsidiary of the Issuer, the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary,

(c) in the case of a Restricted Subsidiary of the Issuer, upon release of all other Guarantees of Debt of the Issuer by such Guarantor, or

(d) defeasance or discharge of the Notes, as provided in Article Nine hereto.

Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guaranty.

ARTICLE 11

SUBORDINATION

The provisions of Sections 11.01 through 11.14, as written, define the subordination of the Notes, as obligations of the Issuer, with respect to Senior Debt of the Issuer and Permitted Junior Securities, as defined for the Issuer, only. All such provisions shall also be deemed to apply in the same way (mutatis mutandis) to each Guarantor, if any, and its Note Guaranty, with appropriate corresponding references to the Senior Debt of, and Permitted Junior Securities with respect to, such Guarantor.

Section 11.01. Agreement to Subordinate. The Debt evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment of all Senior Debt. The subordination provisions are for the benefit of and enforceable by the holders of Senior Debt.

Section 11.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property:

(1) holders of Senior Debt are entitled to receive payment in full in cash of all Obligations in respect of Senior Debt, including all interest accrued or accruing on Senior Debt after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for the interest is allowed as a claim in the case or proceeding with respect to the Senior Debt (only such payment constituting “payment in full”) before Holders will be entitled to receive any payment of principal of or interest on the Notes; and

(2) until the Senior Debt is paid in full, any distribution to which Holders would be entitled but for these subordination provisions shall instead be made to holders of Senior Debt as their interests may appear.

Section 11.03. Default on Designated Senior Debt. (a) The Issuer shall not pay the principal of or interest on the Notes or make any deposit pursuant to Article 9 and shall not repurchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if at the time any Designated Senior Debt has not been paid when due, whether at maturity, upon redemption or mandatory repurchase, acceleration, or otherwise, and the default has not been cured or waived.

(b) During the continuance of any other default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice that may be required to effect acceleration) or upon the expiration of a grace period, the Issuer may not pay the Notes for a period (a “Payment Blockage Period”)

(1) commencing upon the receipt by the Issuer and the Trustee of written notice of default from the holders of any Designated Senior Debt specifying an election to effect a Payment Blockage Period (a “Blockage Notice”) and

(2) ending 179 days thereafter (or earlier if the Payment Blockage Period is terminated (i) by written notice to the Trustee and the Issuer from the Person that gave the Blockage Notice, (ii) by repayment in full of such Senior Debt or (iii) because the default giving rise to the Blockage Notice is no longer continuing).

Subject to the preceding paragraph, unless the holders of such Senior Debt have accelerated the maturity of such Senior Debt, the Issuer may resume payments on the Notes after the Payment Blockage Period.

(c) Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period. No default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Debt whose holders initiated the Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period by the holders of such Senior Debt, whether or not within a period of 360 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

Section 11.04. When Distribution Must Be Paid Over. If a payment or other distribution is made to Holders that because of these subordination provisions should not have been made to them, the Holders that receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

Section 11.05. Subrogation. A distribution made under these subordination provisions to holders of Senior Debt which otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on Senior Debt. After all Senior Debt is paid in full and until the Notes are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to receive payments in respect of Senior Debt. Payments to holders of Senior Debt as a result of those provisions do not constitute, as between the Issuer and the Holders, payments by the Issuer on the Notes.

Section 11.06. Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate. These subordination provisions define the relative rights of Holders and holders of Senior Debt and do not impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms. The failure to make a payment pursuant to the Notes by reason of these subordination provisions does not prevent the occurrence of a Default, nor do these subordination provisions have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes upon an Event of Default or prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Holders.

Section 11.07. Subordination May Not Be Impaired By Company. No right of any holder of Senior Debt to enforce the subordination of the Notes will be impaired by any act or failure to act by the Issuer or by its failure to comply with the Indenture.

Section 11.08. Rights of Trustee. (a) The Trustee may continue to make payments on the Notes and will not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, the Trustee receives notice satisfactory to it from the Issuer or a holder of Senior Debt that payments may not be made under this Article.

(b) The Trustee in its individual or any other capacity may hold Senior Debt with the same rights, including rights under this Article, it would have if it were not Trustee. Nothing in this Article applies to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

Section 11.09. Distributions and Notices to, and Notices and Consents by, Representatives of Holders of Senior Debt. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative (if any). If there is a representative acting for the holders of any Senior Debt pursuant to the agreements governing such Senior Debt, notices or consents under the Indenture from holders of such Senior Debt may be given only by their representative.

Section 11.10. Trust Moneys Not Subordinated; Payments in Permitted Junior Securities. Notwithstanding anything to the contrary,

(i) payments from money or U.S. Government Obligations held by the Trustee in trust under Article 9 (after passage of the 123-day period referred to therein, if relevant) and

(ii) distributions to Holders in the form of Permitted Junior Securities of the Issuer are not subordinated to the prior payment of any Senior Debt or otherwise subject to these subordination provisions, and none of the Holders will be obligated to pay over any such payments or distributions to any holder of Senior Debt.

Section 11.11. Trustee Entitled to Rely. For the purpose of ascertaining the outstanding amount of Senior Debt, the holders thereof, and all other information relevant to making any payment or distribution to holders of Senior Debt pursuant to this Article, the Trustee and the Holders are entitled to rely upon an order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.02 are pending, a certificate of the liquidating trustee or other Person making a payment or distribution to the Trustee or to the Holders, or information provided by the holders of Senior Debt. The

Trustee may defer any payment or distribution pending receipt of evidence or instructions satisfactory to it or a judicial determination regarding the rights of parties to receive the payment or distribution.

Section 11.12. Trustee to Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on behalf of the Holder to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Debt as provided in this Article and appoints the Trustee as attorney-in-fact for any and all such purposes, including for the purpose of filing a claim in any proceedings of the nature referred to in Section 11.02.

Section 11.13. Trustee Not Fiduciary for Holders of Senior Debt. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt and will not be liable to any such holders if it mistakenly pays over or distribute to Holders, or to the Issuer or any other Person, any money or assets to which holders of Senior Debt are entitled by virtue of this Article.

Section 11.14. Reliance by Holder of Senior Debt on Subordination Provisions; No Waiver. (a) Each Holder by accepting a Note acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt, whether created or acquired before or after the issuance of the Notes, to acquire or to hold such Senior Debt, and each holder of Senior Debt will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Debt.

(b) The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring any liability or responsibility to the Holders of the Notes, and without impairing the rights of holders of Senior Debt under these subordination provisions, do any of the following:

(1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or secured;

(2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt;

(3) release any Person liable in any manner for the payment of Senior Debt; or

(4) exercise or refrain from exercising any rights against the Issuer and any other Person.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Trust Indenture Act Controls. If any provision of the Indenture limits, qualifies or conflicts with another provision which is required to be included in the Indenture by the TIA, the required provision shall control. If any provision of the Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to the Indenture as so modified. If any provision of the Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from the Indenture.

The provisions of TIA §§ 310 through 317 that impose duties on any Person (including the provisions automatically deemed included unless expressly excluded by the Indenture) are a part of and govern the Indenture, whether or not physically contained herein.

Section 12.02. Notices. Except for notice or communications to Holders, any notice or communication shall be given in writing and when received if delivered in person, when receipt is acknowledged if sent by facsimile, on the next Business Day if timely delivered by a nationally recognized courier service that guarantees overnight delivery or two Business Days after deposit if mailed by first-class mail, postage prepaid, addressed as follows:

If to the Issuer:

Spansion LLC

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

Attn: Chief Financial Officer

With a copy to:

Latham & Watkins

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Fax: (415) 395-8095

Telephone: (415) 391-0600

Attn: Tad J. Freese, Esq.

If to the Trustee, Registrar or Paying Agent:

Wells Fargo Bank, N.A.

707 Wilshire Blvd., 17th Floor

Los Angeles, CA 90017

Fax: (213) 614-3355

Telephone: (213) 614-2588

Attn: Maddy Hall

Such notices or communications shall be effective when received and shall be sufficiently given if so given within the time prescribed in the Indenture.

Notices or communications to a Guarantor will be deemed given if given to the Issuer.

The Issuer or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to him by first-class mail, postage prepaid, at his address shown on the Note register kept by the Registrar.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by the Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.

Section 12.03. Communications by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under the Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under the Indenture (except for the issuance of Notes on the Issue Date), the Issuer shall furnish to the Trustee: (i) an Officers’ Certificate (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with; and (ii) an Opinion of Counsel (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05. Statements Required in Certificate and Opinion. Each certificate (other than certificates provided pursuant to Section 4.06) and opinion with respect to compliance by or on behalf of the Issuer with a condition or covenant provided for in the Indenture shall include: (a) a statement that the Person delivering such certificate or opinion has read such covenant or condition; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (c) a statement that, in the opinion of such Person, it or he has made such examination or investigation as is necessary to enable it or him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 12.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or meetings of Holders. The Registrar and Paying Agent may make reasonable rules for their functions.

Section 12.07. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which (i) commercial banks in the City of New York are authorized or required by law to close or (ii) the New York Stock Exchange is not open for trading. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 12.08. Governing Law. The Indenture, the Note Guarantees and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

Section 12.09. No Adverse Interpretation of Other Agreements. The Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Issuer or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret the Indenture.

Section 12.10. Successors. All agreements of the Issuer or any Guarantors in the Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in the Indenture shall bind its successor.

Section 12.11. Multiple Counterparts. The parties may sign multiple counterparts of the Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 12.12. Separability. Each provision of the Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of the Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13. Table of Contents, Headings, Etc. The table of contents, cross-reference sheet and headings of the Articles and Sections of the Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused the Indenture to be duly executed all as of the date and year first written above.

SPANSION LLC, as Issuer

By:	/s/ Steven J. Geiser
Name:	Steven J. Geiser
Title:	Corporate Vice President, Chief Financial Officer and Treasurer

SPANSION INC., as Guarantor

By:	/s/ Steven J. Geiser
Name:	Steven J. Geiser
Title:	Corporate Vice President, Chief Financial Officer and Treasurer

SPANSION TECHNOLOGY INC., as Guarantor

By:	/s/ Steven J. Geiser
Name:	Steven J. Geiser
Title:	Chief Financial Officer and Treasurer

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Assistant Vice President